                                                               Exhibit (h)(2)(A)

[LOGO OF CEMEX]
--------------------------------------------------------------------------------

                                                               November 17, 2003

Cemex, S.A. de C.V.
Av. Ricardo Margain Zozaya #325
Col. Valle del Campestre
Garza Garcia, Mexico 66265

          Re: CEMEX, S.A. DE C.V. Tender Offer for Appreciation Warrants.
              -----------------------------------------------------------

Ladies and Gentlemen:

          In connection with the offer by CEMEX, S.A. de C.V. ("CEMEX") to purchase for cash (the "Offer"), upon the terms and subject to the conditions set forth in the Offer to Purchase (as defined below), all of its Appreciation Warrants ("Appreciation Warrants") and American Depositary Warrants ("ADWs"), each ADW representing five Appreciation Warrants, that are tendered in the Offer at or below the Selected Purchase Price (as defined in the Offer to Purchase), you have requested my opinion regarding certain descriptions of tax consequences contained in the combined statement on Schedule TO and 13E-3 (the "Schedule TO"), as filed with the Securities and Exchange Commission (the "Commission") under cover of Schedule TO on the date hereof under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (such combined statement being hereinafter referred to as the "Schedule TO").

          This opinion is being furnished in accordance with the requirements of
Item 1016(h) of regulation M-A under the Securities Act of 1933, as amended.

          We have acted as special Mexican federal income tax counsel to the Company in connection with the Offer.

          In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following documents:

          (a)  the Schedule TO;

[LOGO OF CEMEX]
--------------------------------------------------------------------------------

CEMEX, S.A. de C.V.
November 17, 2003
Page 2

          (b) the Offer to Purchase, dated November 17, 2003, relating to the Offer, in the form filed as exhibit (a)(l)(A) to the Schedule TO (the "Offer to Purchase");

          (c) the Warrant Deposit Agreement, dated as of November 26, 2001, among the Company, Citibank, N.A., as depositary, and the holders and beneficial owners of ADWs evidenced by American Depositary Warrant Receipts issued thereunder (the "Deposit Agreement");

          (d) the form of the American Depositary Warrant Receipt attached as Exhibit A to the Deposit Agreement; and

          (e) the tax opinion provided by United States tax counsel relating to the United States tax consequences of the Offer.

          I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, I have relied upon statements and representations made to me by representatives of the Company and others. For purposes of this opinion, I have assumed the validity and the initial and continuing accuracy of the facts, information, and analyses set forth in such documents, certificates, records, statements and representations referred to above.

          In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of documents executed, or to be executed, by the parties indicated therein, I have assumed that each party, including the Company, is duly organized and existing under the laws of the applicable jurisdiction of its organization and had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and I have also

[LOGO OF CEMEX]
--------------------------------------------------------------------------------

CEMEX, S.A. de C.V.
November 17, 2003
Page 3

assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

          Based upon the foregoing and in reliance thereon, I am of the opinion that the statements set forth in the Offer to Purchase under the caption "Special Factors - 8. Income Tax Considerations - Mexican tax Consequences", insofar as such statements purport to summarize Federal laws of Mexico referred to thereunder, fairly summarize such laws.

[LOGO OF CEMEX]
--------------------------------------------------------------------------------

CEMEX, S.A. de C.V.
November 17, 2003
Page 4

          This opinion is expressed as of the date hereof, and I am under no obligation to supplement or revise my opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, I express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Offer or of any transaction related to or contemplated by such Offer. I express no opinion as to the laws of any other jurisdiction other than the tax laws of Mexico to the extent specifically referred to herein. This opinion is expressed as of the date hereof, unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                        Very truly yours,


                                        /s/ Eutimio Medellin